Exhibit 23(m)(viii) under Form N-1A
                                        Exhibit 1 under Item 601/Reg. S-K


                                    EXHIBIT I

                                     to the

                              Plan of Distribution

                               THE WACHOVIA FUNDS

                          THE WACHOVIA MUNICIPAL FUNDS

                                 CLASS C SHARES

                             Wachovia Balanced Fund

                          Wachovia Blue Chip Value Fund

                         Wachovia Emerging Markets Fund

                              Wachovia Equity Fund

                           Wachovia Equity Index Fund

                           Wachovia Fixed Income Fund

                          Wachovia Growth & Income Fund

                 Wachovia Intermediate Fixed Income Fund

                           Wachovia New Horizons Fund

                          Wachovia Personal Equity Fund

                        Wachovia Quantitative Equity Fund

                  Wachovia Short-Term Fixed Income Fund

                          Wachovia Special Values Fund

      This Plan is adopted by The Wachovia Funds and The Wachovia Municipal Funds with respect to the Classes of Shares of the Portfolios of the Trusts set forth above.

      In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.75 of 1% of the average aggregate net asset value of the Class C Shares of each Portfolio of the Trust held during the month.

      Witness the due execution hereof this 1st day of December, 2000

                                    The Wachovia Funds
                                    The Wachovia Municipal Funds

                                    By:  /S/JAMES E. OSTROWSKI
                                    Name:  James E. Ostrowski
                                    Title:   Vice President